Exhibit 10.1

Third Amended and Restated Credit Agreement

Dated as of May 7, 2026

among

UMH Properties, Inc.,
as Borrower

The Guarantors From Time to Time Parties Hereto,

the Lenders from time to time parties hereto,

and

BMO Bank N.A.,

as Administrative Agent

BMO Capital Markets Corp.,
JPMorgan Chase Bank, N.A. and
Wells Fargo Bank, N.A.,

as Joint Lead Arrangers and Joint Book Runners

ii

iii

Section 12. Miscellaneous	85

Section 12.1. Taxes	85
Section 12.2. Other Taxes	89
Section 12.3. No Waiver, Cumulative Remedies	89
Section 12.4. Non-Business Days	89
Section 12.5. Survival of Representations	89
Section 12.6. Survival of Indemnities	89
Section 12.7. Sharing of Set-Off	90
Section 12.8. Notices	90
Section 12.9. Counterparts; Integration; Effectiveness.	92
Section 12.10. Successors and Assigns	92
Section 12.11. Participants	93
Section 12.12. Assignments	93
Section 12.13. Amendments	95
Section 12.14. Headings	97
Section 12.15. Costs and Expenses; Indemnification	97
Section 12.16. Set-off	98
Section 12.17. Entire Agreement	99
Section 12.18. Waiver of Jury Trial	99
Section 12.19. Severability of Provisions	99
Section 12.20. Excess Interest	99
Section 12.21. Construction	100
Section 12.22. Lender’s and L/C Issuer’s Obligations Several	100
Section 12.23. Governing Law; Jurisdiction; Consent to Service of Process	100
Section 12.24. USA Patriot Act	101
Section 12.25. Confidentiality	101
Section 12.26. Limitation of Recourse	102
Section 12.27. Amendment and Restatement	102
Section 12.28. Equalization of Loans and Commitments	102
Section 12.29. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	102
Section 12.30. Acknowledgement Regarding Any Supported QFCs	103

Section 13. The Guarantees	104

Section 13.1. The Guarantees	104
Section 13.2. Guarantee Unconditional	105
Section 13.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	106
Section 13.4. Subrogation	106
Section 13.5. Waivers	106
Section 13.6. Limit on Recovery	107
Section 13.7. Stay of Acceleration	107
Section 13.8. Benefit to Guarantors	107
Section 13.9. Guarantor Covenants	107
Section 13.10. Keepwell	107
Section 13.11. Subordination	107

Signature Page	1

iv

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D	—	Revolving Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Acceptance
Exhibit G	—	Additional Guarantor Supplement
Exhibit H	—	Commitment Amount Increase Request
Exhibit I-1	—	Form of U.S. Tax Compliance Certificate
Exhibit I-2	—	Form of U.S. Tax Compliance Certificate
Exhibit I-3	—	Form of U.S. Tax Compliance Certificate
Exhibit I-4	—	Form of U.S. Tax Compliance Certificate

Schedule 1	—	Commitments
Schedule 1.1	—	Initial Unencumbered Assets
Schedule 6.2	—	Subsidiaries

v

Third Amended and Restated Credit Agreement

This Third Amended and Restated Credit Agreement (this “Agreement”) is entered into as of May 7, 2026, by and among UMH Properties, Inc., a Maryland corporation, operating as a qualified real estate investment trust under Sections 856 through 860 of the Code (the “Borrower”), the Guarantors from time to time party to this Agreement, the several financial institutions from time to time party to this Agreement, as Lenders, and BMO Bank N.A., as Administrative Agent and L/C Issuer as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

A. The Borrower, the lenders party thereto (the “Existing Lenders”), the Guarantors party thereto, and Resigning Administrative Agent previously entered into a Second Amended and Restated Credit Agreement dated as of November 7, 2022, as amended First Amendment to Second Amended and Restated Credit Agreement dated as of February 24, 2023 (as heretofore extended, renewed, amended, modified, amended and restated or supplemented, the “Existing Credit Agreement”). Pursuant to the Existing Credit Agreement, the Resigning Administrative Agent and the Existing Lenders agreed, among other things, to extend a $260,000,000.00 revolving credit facility to the Borrower.

B. Resigning Administrative Agent desires to resign as the Administrative Agent under the Existing Credit Agreement and the other Loan Documents and Administrative Agent desires to accept its appointment as the successor Administrative Agent under this Agreement and the other Loan Documents under the terms and conditions as set forth herein.

C. Resigning L/C Issuer desires to resign as the L/C Issuer under the Credit Agreement and the other Loan Documents and L/C Issuer desires to accept its appointment as the successor L/C Issuer under this Agreement and the other Loan Documents under the terms and conditions as set forth herein.

D. Departing Lender desires to cease to be Lender under the Existing Credit Agreement and the other Loan Documents and the Lenders desire to reallocate the Commitments of the Departing Lender as set forth herein.

E. Additionally, the Borrower has requested that certain amendments be made to the Existing Credit Agreement, and the Administrative Agent, the L/C Issuer and the Lenders have agreed to such requests on the terms and conditions set forth in this Agreement.

F. This Agreement amends and restates the Existing Credit Agreement in its entirety and from and after the date of this Agreement, all references to the Existing Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. This Agreement shall become effective as of the date hereof, and supersede all provisions of the Existing Credit Agreement as of such date, upon the execution of this Agreement by each of the parties hereto and fulfillment of the conditions precedent contained in Section 7.2 hereof.

G. This Agreement shall constitute for all purposes an amendment to the Existing Credit Agreement and not a new or substitute agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety as follows:

Section 1. The Credit Facility.

Section 1.1. Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Loan” and collectively for all the Lenders the “Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Loans and L/C Obligations at any time outstanding shall not exceed the Commitments of all Lenders in effect at such time. Each Borrowing of Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or SOFR Loans. Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

Section 1.2. Departing Lender. (a) As of the date hereof, the Commitment of Departing Lender will be terminated and be of no further force or effect, all outstanding Obligations owing to the Departing Lender will be repaid in full in cash in immediately available funds, the Departing Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement (provided that the Departing Lender shall retain its respective rights as a “Lender” under the Existing Credit Agreement that are intended to survive any Lender ceasing to be a Lender or a party to any Loan Document, including to expense reimbursement and indemnification pursuant to, and in accordance with, the terms of the Existing Credit Agreement), and the Departing Lender shall be released from any obligation or liability under the Existing Credit Agreement. As of the date hereof, the remaining “Lenders” shall be Lenders under this Agreement with Commitments as set forth on Schedule 1 hereto.

(b) Simultaneously with the effectiveness of this Agreement, the “Commitments” (as defined in the Existing Credit Agreement) of each of the “Lenders” (as defined in the Existing Credit Agreement) as existing immediately prior to the date hereof, shall be reallocated among the Lenders so that, immediately upon giving effect to this Agreement the Commitments are held by the Lenders as set forth on Schedule 1 attached hereto. To effect such reallocation, the Lenders who either had no “Commitment” under the Existing Credit Agreement or whose Commitment upon the effectiveness of this Agreement exceeds their respective “Commitment” under this Agreement shall be deemed to have (x) purchased all right, title and interest in, and all obligations in respect of, the Commitments from the Departing Lender, and/or (y) to the extent of such reduction, purchased the right, title and interest in, and the obligations in respect of, the Commitments from the Lenders whose Commitments upon the effectiveness of this Amendment are less than their respective “Commitment” under the Existing Credit Agreement, in each case, such that, immediately upon giving effect to this Agreement, the Commitments of the Lenders will be held by the Lenders as set forth on Schedule 1. Any such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without the payment of any related assignment fee, and, except for any Notes to be provided to applicable Lenders as of the date hereof, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived), and no consent of any other Person shall be required to effect such assignments (it being acknowledged and agreed that the Administrative Agent, each affected Lender, and the Borrower, as applicable, hereby consent to such assignments, as applicable). The Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Loans shall be held by the Lenders pro rata in accordance with the amount of the Commitments set forth on Schedule 1.

Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower or any one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance) or thirty (30) days prior to the Termination Date (subject to the sentence below in respect of Letters of Credit with expiration dates that are automatically extended), in an aggregate face amount up to the L/C Sublimit, upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.8 or Section 1.14 hereof, unless an Event of Default is then continuing, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, unless a Loan shall be made on such date in the amount of the Reimbursement Obligations and the proceeds thereof applied to pay such Reimbursement Obligations as contemplated by the last sentence of Section 1.3(c) hereof, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, then the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the date that is thirty (30) days prior to the Termination Date, (ii) the Commitments have been terminated, or (iii) a Default or an Event of Default is then continuing and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.

(c) The Reimbursement Obligations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof. Subject to Sections 1.3(b) and 1.6(c) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 1:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below.

(d) Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, except, in each case, to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Legal Requirements) suffered by the Borrower that are caused by the L/C Issuer’s gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction). None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Legal Requirements) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and non-appealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(f) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 1.4. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a SOFR Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b) SOFR Loans. Each SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Term SOFR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its good faith determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 1.5. Minimum Borrowing Amounts; Maximum SOFR Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $100,000. Each Borrowing of SOFR Loans advanced, continued or converted to a SOFR Loan shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of SOFR Loans outstanding hereunder.

Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of SOFR Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of SOFR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as SOFR Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into SOFR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form reasonably acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of SOFR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into SOFR Loans must be given by no later than 12:00 noon (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of SOFR Loans, the Interest Period applicable thereto. No Borrowing of SOFR Loans shall be advanced, continued, or created by conversion if any Default or Event of Default is then continuing. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make SOFR Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of SOFR Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower on the date of such Borrowing as instructed by the Borrower.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.7. Maturity of Loans. Each Loan, including both the outstanding principal balance thereof and any accrued but unpaid interest thereon, shall mature and be due and payable by the Borrower on the Termination Date.

Section 1.8. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, only in an amount not less than $50,000 and, in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing (i) in the case of a Borrowing of SOFR Loans, at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or (ii) in the case of a Borrowing of Base Rate Loans, upon notice delivered by the Borrower to the Administrative Agent no later than 12:00 noon (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any SOFR Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

(b) Mandatory.

(i) If at any time the Borrower exercises its right in respect of an Equity Cure Contribution, then substantially simultaneously with (and in any event not later than the next succeeding Business Day following) the exercise of such Equity Cure Contribution, Borrower shall make prepayments of the Loans in accordance with Section 9.6 in an aggregate amount equal to the applicable Cure Amount.

(ii) Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of SOFR Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any SOFR Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c) Borrowings. Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.9. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing or after acceleration of the Obligations as a result of an Event of Default, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, letter of credit fees and other amounts at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of 3.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any SOFR Loan, the sum of 3.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 3.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 3.0% plus the amounts due under Section 1.3 with respect to interest on such Reimbursement Obligation;

(d) for any Letter of Credit, the sum of 3.0% plus the amounts due under this Agreement with respect to interest on such Letter of Credit (for the avoidance of doubt, this shall not affect the Borrower’s obligation to pay letter of credit fee due under Section 2.1 with respect to such Letter of Credit); and

(e) for any other amount owing hereunder not covered by clauses (a) through (d) above, the sum of 3.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of an acceleration of the Obligations as a result of an Event of Default, any adjustments pursuant to this Section 1.9 shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. Interest accruing pursuant to this Section 1.9 shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.10. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D (each a “Note” and collectively, the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of its Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 12.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.11. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any SOFR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a SOFR Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a SOFR Loan, or to convert a Base Rate Loan into a SOFR Loan, on the date specified in a notice given pursuant to Section 1.6(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any SOFR Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a SOFR Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prima facie correct.

Section 1.12. Commitment Terminations. (a) Optional Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Loans and L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.

(b) Reinstatement. Any termination of the Commitments pursuant to this Section 1.12 may not be reinstated.

Section 1.13. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 12.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender, or (d) a Lender fails to consent to an amendment or waiver requested under Section 12.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable Legal Requirements, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 12.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.14. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.13 hereof.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 9.4; fourth, as the Borrower may request (so long as no Default or Event of Default is then continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 9.4; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default is then continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with their Percentages of the relevant Commitments without giving effect to Section 1.14(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 1.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 9.4 hereof.

(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages of the relevant Commitments (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 hereof are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans and interests in L/C Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 9.4.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Percentages of the relevant Commitments (without giving effect to Section 1.14(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 1.15. Increase in Commitments. The Borrower may, from time to time, on any Business Day prior to the Termination Date, increase the aggregate amount of the Commitments by delivering a commitment amount increase request substantially in the form attached hereto as Exhibit H or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying one or more additional Lenders (or additional Commitments for existing Lender(s) or by a combination of existing Lenders and additional Lenders) and the amount of its Commitment (or additional amount of its Commitment(s)); provided, however, that (i) the aggregate amount of the Commitments shall not be incurred to an amount in excess of $600,000,000, (ii) any Commitment Amount Increase shall be in an amount not less than $5,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase, and (iv) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) at the time of such request and on the effective date of such Commitment Amount Increase (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such date). The effective date of the Commitment Amount Increase shall be as set forth in the related commitment amount increase request. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Percentage of Loans. It shall be a condition to such effectiveness that (i) if any SOFR Loans are outstanding on the date of such effectiveness, such SOFR Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.11 hereof and (ii) the Borrower shall not have terminated any portion of the Commitments pursuant to Section 1.12 hereof. The Borrower agrees to pay any reasonable and documented, out-of-pocket expenses of the Administrative Agent relating to any Commitment Amount Increase and, solely to the extent agreed upon in writing between Administrative Agent and the Borrower (it being acknowledged that Borrower shall have no obligation to enter into any such agreement), any arrangement fees related thereto. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

Section 1.16. Extension of Termination Date. The Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given at least forty-five (45) days and not more than ninety (90) days prior to the Stated Termination Date, request that Lenders extend the Stated Termination Date through May 7, 2031. Upon the Borrower’s timely delivery of such notice to the Administrative Agent and provided, that (i) no Default or Event of Default has occurred and is continuing (both on the date the notice is delivered and on the Stated Termination Date), (ii) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) on the date the notice is delivered and on the Stated Termination Date Increase (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such date), and (iii) the Borrower has paid in immediately available funds the Extension Fee on or prior to the Stated Termination Date, the Stated Termination Date shall be extended to May 7, 2031. Should the Stated Termination Date be extended, the terms and conditions of this Agreement will apply during the extension period, and from and after the date of such extension, the term “Stated Termination Date” shall mean May 7, 2031.

Section 2. Fees.

Section 2.1. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at a rate per annum equal to (x) 0.15% if the average daily Unused Commitments are less than 50% of the Commitments then in effect and (y) 0.25% if the average daily Unused Commitments are greater than or equal to 50% of the Commitments then in effect (computed on the basis of a year of 360 days and the actual number of days elapsed) and determined based on the average daily Unused Commitments during such previous quarter. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing December 31, 2026) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be calculated and paid on the date of such termination. Any such commitment fee for the first quarter ending after the Closing Date shall be prorated according to the number of days this Agreement was in effect during such quarter.

(b) Letter of Credit Fees Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof,, the Borrower shall pay (i) to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) each Letter of Credit outstanding during such quarter, and (ii) to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, cancellation, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c) Administrative Agent and Other Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit and for the benefit of the Lenders, as applicable, the fees agreed to between the Administrative Agent and the Borrower in the Fee Letter, or as otherwise agreed to in writing between the Borrower and the Administrative Agent.

Section 3. Place and Application of Payments.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.8(b) hereof), all payments and collections received in respect of the Obligations and all payments under or in respect of the Guaranties received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 12.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and the Guarantors evidenced by the Loan Documents (including, without limitation, Bank Product Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to, solely during the continuation of an Event of Default, charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

Section 4. Guaranties.

Section 4.1. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Bank Product Obligations shall at all times be guaranteed by each Subsidiary that owns an Unencumbered Asset pursuant to Section 13 hereof or pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Subsidiary executing and delivering this Agreement as a Guarantor or any such separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

Section 4.2. Further Assurances. In the event the Borrower desires to include any additional Eligible Property in the Unencumbered Asset Value after the Closing Date, to the extent that such Eligible Property is not owned by an existing Guarantor, as a condition to the inclusion of such Eligible Property in the Unencumbered Asset Value, the Borrower shall cause the Subsidiary which owns such Eligible Property to execute a Guaranty or an Additional Guarantor Supplement in the form of Exhibit G attached hereto (the “Additional Guarantor Supplement”) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.3. Depository Bank. The Borrower shall maintain the Depository Account with the Administrative Agent (or one of its Affiliates, as designated in writing by the Administrative Agent to the Borrower).

Section 5. Definitions; Interpretation.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Act” is defined in Section 12.24 hereof.

“Additional Guarantor Supplement” is defined in Section 4.2 hereof.

“Adjusted Property NOI” means, for any Rolling Period, (i) with respect to any Real Property owned for more than twelve (12) months, the Property NOI minus the Annual Capital Expenditure Reserve for such Real Property, and (ii) with respect to any Real Property owned for twelve (12) months or less, the Pro Forma Property NOI for such Real Property computed on an annualized basis minus the Annual Capital Expenditure Reserve for such Real Property.

“Administrative Agent” means BMO Bank N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, other than with respect to the Borrower, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, for purposes of the Loan Documents, Monmouth Real Estate Investment Corp. and its subsidiaries shall not be deemed to be Affiliates of the Borrower or any Subsidiary.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Annual Capital Expenditure Reserve” means, with respect to any Real Property, an amount equal to the product of (i) $50 multiplied by (ii) the number of Sites located on such Real Property.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Loan Party or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and letter of credit fees payable under Section 2.1 hereof, from the Closing Date until the first Pricing Date occurring thereafter, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Indebtedness to Total Asset Value Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations shall be:	Applicable Margin for SOFR Loans and Letter of credit Fee Shall Be:
I	Less than or equal to 0.40 to 1.00	0.30%	1.30%
II	Less than or equal to 0.45 to 1.00, but greater than 0.40 to 1.00	0.40%	1.40%
III	Less than or equal to 0.50 to 1.00, but greater than 0.45 to 1.00	0.50%	1.50%
IV	Less than or equal to 0.55 to 1.00, but greater than 0.50 to 1.00	0.65%	1.65%
V	Greater than 0.55 to 1.00	0.90%	1.90%

For purposes hereof, the term “Pricing Date” means, for any Fiscal Quarter of the Borrower ending on or after June 30, 2026, the date on which the Administrative Agent is in receipt of the Borrower’s most recent Compliance Certificate and financial statements (and, in the case of the year-end financial statements, audit report) (the “Borrower Information”) for the Fiscal Quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Indebtedness to Total Asset Value Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered the Borrower Information by the date the same is required to be delivered under Section 8.5 hereof, then until such Borrower Information is delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level V shall apply). If the Borrower subsequently delivers such Borrower Information before the next Pricing Date, the Applicable Margin established by such late delivered Borrower Information shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such Borrower Information shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such Borrower Information until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined. The parties understand that the Applicable Margin set forth herein shall be determined and may be adjusted from time to time based upon the Borrower Information. If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent and the Lenders, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then such Applicable Margin for such period shall be automatically recalculated using the correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay within five (5) Business Days of receipt of such written notice such additional interest or fees due to the Administrative Agent, for the account of each Lender holding Commitments and Loans at the time the additional interest and fee payment is received. Any recalculation of the Applicable Margin required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

“Application” is defined in Section 1.3(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Under Development” means any Real Property under construction (excluding any completed Real Property under minor renovation and any Real Property that is substantially completed with an Occupancy Rate of at least 65%).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 10.2(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means each and any of the following bank products and services provided to the Borrower or any Guarantor by any Lender or any of its Affiliates: (a) credit or charge cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) depository, cash management and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Obligations” of the Borrower and the Guarantors means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Bankruptcy Event” means, with respect to any Person, any event of the type described in clause (j) or (k) of Section 9.1 hereof with respect to such Person.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 0.50%, or (c) the sum of (i) Term SOFR for a one-month tenor as published two (2) U.S. Government Securities Business Days prior to such day plus (ii) 1.10%. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Section 10.2, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if the Base Rate as determined above shall ever be less than 1.10%, then Base Rate shall be deemed to be 1.10%.

“Base Rate Loan” means a Loan bearing interest at the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 10.2(b).

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined for the applicable Benchmark Replacement Date.

(a) Daily Simple SOFR; or

(b) the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not be representative or, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.2(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.2(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of SOFR Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalization Rate” means 6.00% for all Real Properties.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,(x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 20% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness of the Borrower or any Guarantor shall occur.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 9.4 hereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders, in the aggregate, are equal to $260,000,000 on the Closing Date.

“Commitment Amount Increase” is defined in Section 1.13 hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” is defined in Section 8.5 hereof.

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Service” means, with reference to any period, the sum of (a) Interest Expense for such period and (b) the greater of (i) zero or (ii) scheduled principal amortization paid on Total Indebtedness for such period (exclusive of any balloon payments or prepayments of principal paid on such Total Indebtedness).

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 1.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.14(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer and each Lender.

“Depository Account” means that certain account maintained by the Borrower with BMO Bank N.A. (Account #431-084-3) or any successor account thereto.

“Determination Date” means the last day of each Fiscal Quarter.

“Dividends” means any dividend paid (or declared and then payable), as the case may be, in cash on any equity security issued by the Borrower.

“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions.

“EBITDA” means, for any Rolling Period, determined on a consolidated basis of the Borrower and its Subsidiaries in accordance with GAAP, net income (or loss) for such period plus, without duplication and to the extent included as an expense in the calculation of net income (or loss) for such period, the sum of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary, unrealized or non-recurring losses, including impairment charges; and (v) reasonable transaction costs and expenses incurred during such period in connection with acquisitions permitted hereunder, minus, without duplication and to the extent included as income in the calculation of net income (or loss) for such period, (a) funds received by the Borrower or a Subsidiary as rent but which are reserved for capital expenses; (b) extraordinary or unrealized gains (including gains on the sale of assets); and (c) income tax benefits.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any Subsidiary or any other Affiliate of the Borrower or any Subsidiary.

“Eligible Property” means, as of any Determination Date, any Real Property owned by the Borrower or a Subsidiary which satisfies the following conditions:

(a) such Real Property is one hundred percent (100%) owned in fee simple by the Borrower or any Subsidiary;

(b) such Real Property is located in the contiguous United States;

(c) if the Property Owner is the Borrower, (i) neither the Borrower’s beneficial ownership interest in such Real Property nor the Real Property is subject to any Lien (other than Permitted Liens) or to any negative pledge and (ii) the Borrower has the unilateral right to sell, transfer or otherwise dispose of such Real Property and to create a Lien on such Real Property as security for Indebtedness;

(d) if the Property Owner is a Subsidiary, (i) neither the Borrower’s beneficial ownership interest in such Subsidiary nor the Real Property is subject to any Lien (other than Permitted Liens) or to any negative pledge, (ii) the Subsidiary has the unilateral right to sell, transfer or otherwise dispose of such Real Property and to create a Lien on such Real Property as security for Indebtedness, and (iii) the Subsidiary has provided an Additional Guarantor Supplement or a separate Guaranty to the Administrative Agent pursuant to Section 4.2 hereof;

(e) the Administrative Agent shall have received, to the extent requested by it, historic operating statements for such Real Property for the previous three (3) years, if available, and historic rent rolls for such Real Property for the previous three (3) years, if available;

(f) such Real Property, based on the Borrower’s and, if the Property Owner is a Subsidiary, such Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, would reasonably be expected to materially impair the value of such Real Property;

(g) no more than 10% of the Tenants of such Real Property are more than 60 days in arrears on base rental or other similar payments due under their applicable Leases, but without taking into any Tenant which is making payments in respect of base rental or other similar payments that are delinquent pursuant to a written payment plan with the Borrower or the applicable Subsidiary; and

(h) if the Property Owner is not the Borrower, unless the same have previously been delivered to the Administrative Agent, such Property Owner shall have delivered to the Administrative Agent a copy, certified as true and correct by a duly authorized officer of such Property Owner, of each of the following: (i) the Property Owner’s articles of incorporation, by-laws, partnership agreement or operating agreement, as applicable, (ii) certificates of existence, good standing and authority to do business from each appropriate state authority, and (iii) partnership, corporate or limited liability company, as applicable, authorizations authorizing the execution, delivery and performance of the applicable Guaranty.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

““Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 1.14 hereof) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.1(b) or Section 13.1(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Lenders” is defined in the Preliminary Statements of this Agreement.

“Extension Fee” means an extension fee payable by the Borrower to the Administrative Agent for the ratable benefit of the Lenders as a condition to the extension of the Stated Termination Date pursuant to Section 1.16 hereto in an amount equal to 0.125% of the Commitments then in effect.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate be less than 0.00%.

“Fee Letter” means, that certain Fee Letter dated as of March 30, 2026, by and between the Borrower and Administrative Agent.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means each twelve-month period ending on December 31.

“Fixed Charges” means, with reference to any Rolling Period, Debt Service for such period, plus required distributions (other than distributions by the Borrower to holders of operating partnership units and distributions by Borrower to common and preferred equity holders) made or to be made during such period, plus payments of base rent under Ground Leases made or to be made during such period, unless such payments are deducted from Property NOI and EBITDA.

“Floor” means the rate per annum of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Determination Date.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” means a long term lease of real Property granted by the fee owner of the real Property.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” and “Guarantors” are defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” are defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic and is regulated under Environmental Law, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedging Agreement.

“Hedging Liability” means the liability of the Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders in respect of any Hedging Agreement as the Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than one hundred eighty (180) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money and (f) all net obligations of such Person under any Hedging Agreement.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Unencumbered Assets” means, collectively, each Real Property listed on Schedule 1.1 and “Initial Unencumbered Asset” means any of such Real Property.

“Interest Expense” means, with respect to a Person for any period of time, the interest expense whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period. Interest Expense shall exclude any amortization of (i) deferred financing fees, including the write-off of such fees relating to the early retirement of the related Indebtedness, and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of the related Indebtedness).

“Interest Payment Date” means (a) with respect to any SOFR Loan, the last day of each Interest Period with respect to such SOFR Loan and, if the applicable Interest Period is longer than (3) three months, each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan, the last day of every calendar quarter, and (c) with respect to any SOFR Loan and/or any Base Rate Loan, the Termination Date.

“Interest Period” means the period commencing on the date a Borrowing of SOFR Loans is advanced, continued, or created by conversion and ending one (1), three (3), or six (6) months thereafter, provided, however, that:

(i) no Interest Period shall extend beyond the Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Land Assets” means any Real Property which is not an Asset Under Development and on which no significant improvements have been constructed. For the avoidance of doubt, Land Assets shall not include any Real Property upon which any Sites have been, or are in the process of being, developed.

“L/C Issuer” means BMO Bank N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.3(h) hereof.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Participation Fee” is defined in Section 2.1(c) hereof.

“L/C Sublimit” means $10,000,000, as such amount may be reduced pursuant to the terms hereof.

“Lead Arrangers” means the joint lead arrangers listed on the cover page hereto.

“Lease” means each existing or future lease, sublease, license, or other similar agreement under the terms of which any Person has or acquires any right to occupy any Real Property or any part thereof, or interest therein, as the same may be amended, supplemented or modified.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes BMO Bank N.A. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 12.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

“Leverage Surge” means any increase in the ratios Section 8.21 during a Leverage Surge Period; provided, however, that there shall be no more than one (1) Leverage Surge prior to the Stated Termination Date; provided, further, that, for the avoidance of doubt, a Leverage Surge may occur during any period of extension of the Stated Termination Date pursuant to Section 1.16 of this Agreement and at any time through the Stated Termination Date (as amended pursuant to Section 1.16 of this Agreement)..

“Leverage Surge Period” means the two Fiscal Quarter period beginning with the Fiscal Quarter following the quarter in which a Material Acquisition is consummated and continuing to the Fiscal Quarter immediately thereafter.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” and “Loans” are defined in Section 1.1 hereof and, as so defined, include a Base Rate Loan or a SOFR Loan, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Guaranties, if any, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Acquisition” means, any acquisition or series of acquisitions by the Borrower or its Subsidiaries in which the aggregate purchase price of all assets acquired pursuant thereto exceeds ten percent (10%) of Total Asset Value as of the last day of the then most recent ended Fiscal Quarter of the Borrower for which financial statements are publicly available.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.

“Note” and “Notes” are defined in Section 1.10 hereof.

“NYRFB” means the Federal Reserve Bank of New York.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Occupancy Rate” means for any Real Property, the percentage of the Sites of such Real Property leased by Tenants pursuant to bona fide Leases, in each case, which Tenants are not subject to a then continuing Bankruptcy Event, or if subject to a then continuing Bankruptcy Event (i) the trustee in bankruptcy of such Tenant shall have accepted and assumed such Lease or the Tenant shall be not more than 60 days in arrears on base rental or other similar payments due under the Leases; (ii) to the extent that the Tenant shall have filed, and the bankruptcy court shall have approved, the Tenant’s plan for reorganization, the Tenant shall be performing its obligations pursuant to the approved plan of reorganization; or (iii) the status of such Tenant’s Lease shall be otherwise reasonably acceptable to the Administrative Agent.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Recourse Debt” means, as of the Determination Date, all Indebtedness (including the face amount of all outstanding letters of credit) which is recourse to, or has a deficiency guaranty provided by, the Borrower or any Guarantor (directly or by a guaranty thereof, but without duplication), other than with respect to the Loans, Hedging Liability, Bank Product Obligations and other Obligations. For the avoidance of doubt, any guaranty by the Borrower or a Guarantor pursuant to which customary carveouts to the non-recourse liability of the primary obligor of the related indebtedness are guaranteed shall not constitute Other Recourse Debt.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.13 hereof).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Participating Interest” is defined in Section 1.3(e) hereof.

“Participating Lender” is defined in Section 1.3(e) hereof.

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Loans and L/C Obligations then outstanding.

“Permitted Liens” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 8.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that, in the aggregate, do not materially and adversely affect the value of such real property or the use of such real property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Borrower or any Guarantor as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same have been in existence less than twenty (20) days, that the same have been discharged or that execution or enforcement thereof has been stayed pending appeal; (h) the rights of tenants or lessees under leases or subleases not interfering with the ordinary conduct of business of such Person; (i) Liens in favor of the Administrative Agent for its benefit and/or the benefit of the Lenders and the L/C Issuer; and (j) Liens on Real Properties that are not Unencumbered Assets.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pro Forma Property NOI” means, with respect to any Real Property owned for twelve (12) months or less, the aggregate amount of (i) Property Income minus (ii) Property Expenses plus (ii) unusual or nonrecurring expenses associated with the acquisition of such Real Property, in each case to the extent earned or incurred during the period such Real Property has been owned by the Borrower or a Guarantor, as applicable.

“Property” or “Properties” means, as to any Person, all types of real (including the Real Property), personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP, including, as to the Borrower or any Subsidiary, any Real Property owned by it.

“Property Expenses” means, as to any Real Property, the costs (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining such Real Property, which are the responsibility of the Borrower or the applicable Subsidiary that are not paid directly by the applicable Tenant, but excluding depreciation, amortization and interest costs.

“Property Income” means, as to any Real Property, cash rents (excluding non-cash straight-line rent) and other cash revenues received by the Borrower or a Subsidiary in the ordinary course for such Real Property, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of applicable Tenants’ obligations for rent.

“Property NOI” means, with respect to any Real Property for any Rolling Period (without duplication) the aggregate amount of (i) Property Income for such period minus (ii) Property Expenses for such period.

“Property Owner” means the Person who owns fee title interest in and to a Real Property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rating” means the debt rating provided by S&P or Moody’s with respect to the unsecured senior long-term non-credit enhanced debt of a Person.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Real Property” or “Real Properties” means the real property owned by the Borrower or any of its Subsidiaries.

“Recipient” means (a) the Administrative Agent, (b) the L/C Issuer, and (c) any Lender, as applicable.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“REIT” means a “real estate investment trust” in accordance with Section 856 et seq. of the Code.

“REIT Shares” is defined in Section 8.8(f) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB, or any successor thereto.

“Required Lenders” means, as of the date of determination thereof, at least two (2) Lenders whose outstanding Loans, interests in Letters of Credit and Unused Commitments constitute more than 51% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Commitments of the Lenders. At all times when two or more Lenders are party to this Agreement, “Required Lenders” shall mean at least two Lenders.

“Rescindable Amount” means any payment that Administrative Agent makes to any Lender or L/C Issuer as to which Administrative Agent determines (in its sole and absolute discretion, which shall be conclusive absent manifest error) that any of the following applies: (1) Borrower has not in fact made the corresponding payment to Administrative Agent; (2) Administrative Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment.

“Resigning Administrative Agent” means Bank of Montreal, in its capacity as Administrative Agent under the Existing Credit Agreement.

“Resigning L/C Issuer” means Bank of Montreal, in its capacity as L/C Issuer under the Existing Credit Agreement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to the Borrower, the chief executive officer, the chief financial officer, chief legal officer or the chief operating officer of the Borrower or such Subsidiary.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to the Equity Interests of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit” means the credit facility for making Loans and issuing Letters of Credit described in Sections 1.1 and 1.3 hereof.

“Rolling Period” means, as of any date, the four Fiscal Quarters ending on or immediately preceding such date.

“S&P” means Standard & Poor’s Ratings Services Group, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) above, or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State) or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means the aggregate Indebtedness of Borrower and its Subsidiaries (without duplication) that is secured by a Lien on any Real Property or other asset.

“Site” means, with respect to any Real Property, each individual pad for a manufactured home located on such Real Property.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York) or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Stated Termination Date” means May 7, 2030.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock, but excluding any preferred stock or other preferred equity securities.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means for each applicable period, total equity reflected on the Borrower’s consolidated balance sheet as reported in its Form 10-K or 10-Q, as applicable, less all amounts reported as assets on such consolidated balance sheet in the event that the same constitute an intangible asset under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of a Real Property under a Lease.

“Term SOFR” means, for the applicable tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day. Notwithstanding the foregoing, if Term SOFR as so determined above would be less than the Floor, then Term SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest of (i) the Stated Termination Date, as such date may be extended pursuant to Section 1.16, and (ii) the date on which the Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.

“Total Asset Value” means, as of any Determination Date, an amount equal to the sum of (a) for all Real Properties owned for twelve (12) months or more, the quotient of (i) the consolidated Adjusted Property NOI from such Real Properties for the most recent Rolling Period divided by (ii) the Capitalization Rate, plus (b) for all Real Properties owned for less than twelve (12) months, the aggregate purchase price of such Real Properties, plus (c) unrestricted cash, unrestricted cash equivalents and marketable securities owned by the Borrower and its Subsidiaries as of the end of such Rolling Period, plus (d) the par value of mortgage note receivables reflected on the Borrower’s consolidated balance sheet as reported in its Form 10-K or 10-Q, as applicable; provided that the amount added to Total Asset Value for such mortgage note receivables shall not exceed 10% of Total Asset Value, plus (e) the par value of inventory consisting of manufactured homes for sale reflected on the Borrower’s consolidated balance sheet as reported in its Form 10-K or 10-Q, as applicable; provided that the amount added to Total Asset Value for such inventory shall not exceed 5% of Total Asset Value, plus (f) the book value of permitted investments constituting (i) joint ventures; provided, that the amount added to Total Asset Value for such joint ventures shall not exceed 15% of Total Asset Value; (ii) Assets under Development; provided, that the amount added to Total Asset Value for such Assets under Development shall not exceed 15% of Total Asset Value; (iii) Land Assets; provided, that the amount added to Total Asset Value for such Land Assets shall not exceed 10% of Total Asset Value; (iv) Ground Leases; provided, that the amount added to Total Asset Value for such Ground Leases shall not exceed 10% of Total Asset Value and (v) other investments customary for REITs (including their taxable REIT subsidiaries); provided, that the amount added to Total Asset Value for such other assets shall not exceed 5% of Total Asset Value; provided further that the amount added to Total Asset Value with respect to the foregoing clauses (f)(i)-(v) shall not exceed 20% of Total Asset Value in the aggregate.

“Total Indebtedness” means, as of a given date, all liabilities of the Borrower and its Subsidiaries which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, excluding any amounts categorized as accrued expenses, accrued dividends, deposits held, deferred revenues, minority interests and other liabilities not directly associated with the borrowing of money.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset” means each Initial Unencumbered Asset until such Initial Unencumbered Asset is removed by Borrower as an Unencumbered Asset as of any Determination Date pursuant to clause (i) or clause (ii) of Section 7.3, as applicable, together with each additional Eligible Property owned by the Borrower or a Subsidiary of Borrower and added as an Unencumbered Asset as of any Determination Date pursuant to clause (iii) of Section 7.3.

“Unencumbered Asset Value” means an amount equal to the quotient of (x) aggregate Adjusted Property NOI of all Unencumbered Assets divided by (y) the Capitalization Rate; provided, that the amount added to Unencumbered Asset Value attributable to a single Unencumbered Asset shall not (i) exceed 15% of Unencumbered Asset Value, or (ii) be less than zero (0).

“Unencumbered Asset NOI” means the aggregate Property NOI of the Unencumbered Assets.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unsecured Indebtedness” means the aggregate Indebtedness of Borrower and its Subsidiaries (without duplication) which is not Secured Indebtedness.

“Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 12.1.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Withholding Agent” means the Borrower, any Guarantor and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to New York, New York, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may, by written notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Closing Date.

Section 5.4. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division (whether under Delaware law or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 5.5. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 6. Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Maryland and operates as a qualified real estate investment trust under Sections 856 through 860 of the Code. The Borrower has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Guarantor is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect. Schedule 6.2 hereto is a correct and complete copy of the organizational chart of the Borrower and the Subsidiaries as of the Closing Date (including with respect to future periods as to which this representation is required to be remade, as updated from time to time as provided in Section 8.5(l)) and identifies the jurisdiction of organization of the Borrower and each Subsidiary. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and, with respect to Subsidiaries that are corporations, fully paid and nonassessable, and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens (other than Permitted Liens). There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Bank Product Obligations and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and each Guarantor have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and each Guarantor enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor (other than in favor of the Administrative Agent for its benefit and/or the benefit of the Lenders and the L/C Issuer).

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit to refinance existing indebtedness, to fund acquisitions, to finance capital expenditures, real estate related investments and working capital, and for such other legal and proper purposes as are consistent with all applicable Legal Requirements. Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and the Guarantors.

Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2025, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, which financial statements are accompanied by the unqualified audit report of independent public accountants and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2026, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. To the Borrower’s knowledge, neither the Borrower nor any Subsidiary has contingent liabilities which are material to it and are required to be set forth in its financial statements or notes thereto in accordance with GAAP other than as indicated on such financial statements and notes thereto (including with respect to future periods as to which this representation is required to be remade, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since December 31, 2025, there has been no change in the condition (financial or otherwise) of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein, not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 6.8. Trademarks, Franchises, and Licenses. The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, in each case, where the failure to own, possess or have such rights could reasonably be expected to have a Material Adverse Effect.

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding, which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval, is pending or, to the knowledge of the Borrower, threatened.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), except to the extent the failure to have such good and defensible title (or valid leasehold interests) could not reasonably be expected to have a Material Adverse Effect. The assets owned by the Borrower and each Guarantor are subject to no Liens, other than Permitted Liens.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided, except where the failure to pay such taxes, assessments, fees and other governmental charges could not reasonably be expected to have a Material Adverse Effect. The Borrower does not know of any proposed additional tax assessment against the Borrower or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. Except those already received, no authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document.

Section 6.14. Affiliate Transactions. Except as permitted by Section 8.14 hereof, none of the Borrower or any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA where any such failure to fulfill its obligations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Borrower or any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) The Borrower and its Subsidiaries are in compliance with the requirements of all Legal Requirements applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, zoning regulations and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that: (i) the Borrower and its Subsidiaries, and each of the Real Properties, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Real Properties by any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Real Properties in any material quantity (other than to the extent remediated in accordance with applicable Environmental Laws) and, to the knowledge of the Borrower, none of the Real Properties are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) the Borrower and its Subsidiaries have no notice or knowledge that the Real Properties contain or have contained any: (1) other than to the extent remediated in accordance with applicable Environmental Laws, underground storage tank or material amounts of asbestos containing building material, (2) landfills or dumps, (3) hazardous waste management facility as defined pursuant to RCRA or any comparable state law (other than any private sewage treatment plant maintained at any Real Property in compliance with Environmental Laws), or (4) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Real Properties; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Real Properties, and there are no conditions or occurrences at any of the Real Properties which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Real Properties; (viii) none of the Real Properties are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Real Properties in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material, which would affect the lawful use of any such Real Property as currently used; and (ix) there are no conditions or circumstances at any of the Real Properties which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18. Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws. (a) None of the Loan Parties, any of their Subsidiaries, any director, officer or employee of any Loan Party or any of their Subsidiaries, nor any agent or representative of any Loan Party or any of their Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.

(b) The Loan Parties, each of their Subsidiaries, each of the Loan Parties’ and their Subsidiaries’ respective directors, officers and employees, and each of the Loan Parties’ and their Subsidiaries’ respective agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Neither the Borrower nor any Subsidiary has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or such Subsidiary or to any other Person, in violation of any Anti-Corruption Laws. No Borrowing or use of proceeds will violate Anti-Corruption Laws, Anti-Money Laundering Laws, or applicable sanctions.

(c) The Loan Parties have instituted and maintained in effect policies and procedures reasonably designed to promote and achieve compliance by the Loan Parties, their Subsidiaries, and the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 6.19. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default, if uncured, could reasonably be expected to have a Material Adverse Effect.

Section 6.20. Solvency. The Borrower and its Subsidiaries, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business as presently conducted and all businesses (if any) which are currently contemplated to be undertaken by them.

Section 6.21. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22. No Broker Fees. No broker’s or finder’s fee or commission owing to any broker or finder engaged by the Borrower or any Subsidiary will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agrees that it will hold the Administrative Agent and the Lenders harmless from, any such claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred by the Borrower in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.23. Condition of Property; Casualties; Condemnation. Except to the extent that the same could not reasonably be expected to result in a Material Adverse Effect, each Real Property, in all material respects (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of material structural defects, (c) is not subject to material deferred maintenance, (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted and (e) is not located in a flood plain or flood hazard area, or if located in a flood plain or flood hazard area is covered by full replacement cost flood insurance. For the avoidance of doubt, in no event shall the representations contained in the foregoing clause (a) through (d) be deemed to be applicable to any Property owned by a Tenant. None of the Real Properties is currently adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy which is not in the process of being repaired in any case in which such conditions, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Effect, is pending, served or, to the knowledge of the Borrower, threatened against any Real Property. Promptly after the reasonable request of the Administrative Agent, the Borrower shall deliver a current property condition report, in form and substance reasonably acceptable to Administrative Agent from an independent engineering or architectural firm reasonably acceptable to Administrative Agent, with respect to any Unencumbered Asset specified by Administrative Agent that, in the reasonable determination of the Administrative Agent, has a material maintenance or structural issue that would materially and adversely affect the value or use of such Eligible Property; provided that the Administrative Agent shall be entitled to make only one (1) such request during the term of this Agreement unless an Event of Default has occurred and is continuing.

Section 6.24. Outbound Investment Rules. Neither Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Borrower or such Subsidiary were a U.S. Person or (c) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 7. Conditions Precedent.

Section 7.1. All Credit Events. At the time of each Credit Event:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of said time, except to the extent the same expressly relate to an earlier date, in which case the same shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 1.6 hereof, and the L/C Issuer shall have received (i) in the case of the issuance of any Letter of Credit, a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and (ii) in the case of an extension or increase in the amount of a Letter of Credit, a written request therefore, in a form reasonably acceptable to the L/C Issuer, together with any fees called for by Section 2.1 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), inclusive, of this Section 7.1; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower, each Guarantor, the L/C Issuer, and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received, for such Lender, a duly executed Note of the Borrower dated the Closing Date and otherwise in compliance with the provisions of Section 1.10 hereof;

(c) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents;

(d) the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by an authorized officer of the Borrower (on behalf of itself and in its capacity as a direct or indirect owner of each Guarantor);

(e) the Administrative Agent shall have received copies of resolutions authorizing the execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by an authorized officer of the Borrower (on behalf of itself and in its capacity as a direct or indirect owner of each Guarantor);

(f) the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than thirty (30) days prior to the Closing Date) from the office of the secretary of the state (or similar office) of its incorporation or organization and of each state in which an Initial Unencumbered Asset is located;

(g) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(h) the Administrative Agent shall have received the initial fees called for by Section 2.1 hereof;

(i) the capital and organizational structure of the Borrower and its Subsidiaries shall be reasonably satisfactory to the Administrative Agent;

(j) the Administrative Agent shall have received a pro forma Compliance Certificate calculated as of the Closing Date in form and substance acceptable to the Administrative Agent;

(k) the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Borrower and each Guarantor; and the Administrative Agent and the Borrower shall have received the Internal Revenue Service Forms and any applicable attachments required by Section 12.1(b);

(l) the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request;

(m) the Administrative Agent and any Lender shall have received any information or materials reasonably required by the Administrative Agent or such Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with (i) the Patriot Act and (ii) any applicable “know your customer” or similar rules and regulations; and

(n) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to it.

Section 7.3. Eligible Property Additions and Deletions as Unencumbered Assets . As of the Closing Date, the Borrower represents and warrants to the Lenders and the Administrative Agent that the Initial Unencumbered Assets qualify as Eligible Properties and that the information provided on Schedule 1.1 is true and correct. Borrower shall make all necessary adjustments to the calculation of the Unencumbered Asset Value and Unencumbered Asset NOI, as of the last day of each Fiscal Quarter, to (i) remove any Unencumbered Asset that no longer qualifies as an Eligible Property, (ii) remove any Unencumbered Asset that shall no longer be included as an Unencumbered Asset, and (iii) add any Eligible Properties it requires as Unencumbered Assets (subject to satisfaction of the applicable Eligibility Conditions). Upon the deletion of a Real Property as an Unencumbered Asset, the Guarantor which owned such Real Property, but that does not otherwise own any other Unencumbered Asset, shall, upon the Borrower’s written request, be released from its obligations under this Agreement or, if applicable, its separate Guaranty Agreement pursuant to documentation reasonably acceptable to the Borrower and the Administrative Agent.

Section 8. Covenants.

The Borrower and, to the extent provided below, each Guarantor agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is cured or waived in writing pursuant to the terms of Section 12.13 hereof:

Section 8.1. Maintenance of Existence. (i) The Borrower shall, and shall cause each Guarantor to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. The Borrower shall, and shall cause each Guarantor to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii) (a) At least one class of common stock of the Borrower shall at all times be duly listed on the New York Stock Exchange, Inc., the NYSE Amex or The NASDAQ Stock Market and (b) the Borrower shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc., the NYSE Amex or The NASDAQ Stock Market, as applicable, and the Securities and Exchange Commission.

Section 8.2. Maintenance of Properties. The Borrower shall, and shall cause each Guarantor to, maintain, preserve, and keep all of its Property in working condition and order (ordinary wear and tear and damage by casualty excepted), and the Borrower and each Guarantor shall, from time to time, make all necessary repairs, renewals, replacements, additions, and betterments to its Property so that such Property shall at all times be fully preserved and maintained, except (i) to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person and (ii) where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Borrower shall not, and shall not permit any Guarantor to, amend, modify or terminate any material contract or agreement to which it is a party if such amendment, modification or termination or waiver could reasonably be expected to cause a Material Adverse Effect.

Section 8.3. Taxes and Assessments. The Borrower and each Guarantor shall, or shall cause its Tenants to, duly pay and discharge all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 8.4.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent for distribution to the Lenders and L/C Issuer:

(a) as soon as available, and in any event no later than ninety (90) days after the last day each Fiscal Year of the Borrower (commencing with the 2026 Fiscal Year), a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the Fiscal Year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year, accompanied by an unqualified opinion of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent (the Administrative Agent hereby approving PFK O’Connor Davies, the independent public accountants engaged by the Borrower as of the Closing Date), to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(b) within the period provided in subsection (a) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(c) as soon as available, and in any event no later than forty-five (45) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended on June 30, 2026), a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter and for the Fiscal Year-to-date period then ended, each in reasonable detail showing, in comparative form, the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent;

(d) [intentionally deleted];

(e) with each of the financial statements delivered pursuant to subsections (a) and (c) above, a compliance certificate (“Compliance Certificate”) in the form attached hereto as Exhibit E signed by the chief financial officer of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent to the effect that to such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken or being taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.21 hereof;

(f) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(g) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and upon written request from the Administrative Agent, copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(h) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable Legal Requirements relating to the Borrower or any Subsidiary, or its business;

(i) as soon as available, and in any event within thirty (30) days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s budget for the following year including consolidated projections of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent (which shall include a summary of all significant assumptions made in preparing such budget);

(j) notice of any Change of Control;

(k) promptly after any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of (i) any threatened (in writing) or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any other matter which could reasonably be expected to have a Material Adverse Effect, (iii) the occurrence of any Default or Event of Default, or (iv) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification;

(l) with each of the financial statements delivered pursuant to subsections (a) and (c) above, if there have been any changes to the organizational chart of the Borrower and the Subsidiaries during the most recently ended Fiscal Quarter, a revised organizational chart, together with a summary of the changes;

(m) promptly after any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(n) promptly after the request of any Lender, any other information or report reasonably requested by a Lender provided that any such requested information or report is available or can be generated by the Borrower using commercially reasonable efforts;

provided, however, to the extent such items set forth above are filed with the Securities and Exchange Commission or otherwise are publicly available, the Borrower shall be deemed to have satisfied this covenant once it provides notice to the Administrative Agent of such availability.

Section 8.6. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent and each of its duly authorized representatives and agents, during normal business hours, to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records (which shall be subject to the confidentiality requirements of Section 12.25 hereof), and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent may designate and, so long as no Default or Event of Default is then continuing, with reasonable prior notice to the Borrower. The Administrative Agent shall use reasonable efforts to coordinate inspections undertaken in accordance with this Section 8.6 to (i) minimize the administrative burden of such inspections on the Borrower and their Subsidiaries, (ii) minimize the interference with the business of the Borrower and their Subsidiaries and (iii) not disturb the occupancy of any Real Property by any Tenant.

Section 8.7. Liens. The Borrower shall not, nor shall it permit any Guarantor to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person, other than Permitted Liens.

Section 8.8. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to (i) directly or indirectly, make, retain or have outstanding any investments (whether through the purchase of stock or obligations or otherwise) in any Person, real property or improvements on real property, or any loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) acquire any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent, with respect to the Borrower or any Subsidiary, any of the following:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one (1) year of the date of issuance thereof;

(b) investments in commercial paper with a Rating of at least P-1 by Moody’s and at least A-1 by S&P maturing within one (1) year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one (1) year or less;

(d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Borrower’s investments from time to time in Stock and Stock Equivalents (including, for the avoidance of doubt, marketable securities) issued by any real estate company or real estate investment trust (“REIT Shares”); provided that at least 90% of such REIT Shares shall be issued by real estate companies listed on the New York Stock Exchange, Inc., the NYSE AMEX or the NASDAQ Stock Market;

(g) the Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(h) intercompany advances made from time to time among the Borrower and its Subsidiaries in the ordinary course of business to finance working capital needs;

(i) investments from time to time in individual Real Properties (including Eligible Properties) or in entities which own such individual Real Properties (including Eligible Properties), provided that such investment does not cause a breach of the financial covenants set forth in Section 8.21 hereof;

(j) cash investments in joint ventures;

(k) investments in Assets Under Development;

(l) investments in Land Assets;

(m) investments in Ground Leases;

(n) investments in deposit account and securities accounts opened in the ordinary course of business and in compliance with the terms of this Agreement;

(o) investments pursuant to Hedging Agreements that are not otherwise prohibited by the terms of this Agreement;

(p) investments in manufactured homes for lease or resale; and

(q) purchase money loans made by UMH Sales and Finance Inc. (a Subsidiary), or any successor thereto, to purchasers of manufactured homes; and

(r) other additional Investments permitted for a REIT (including taxable REIT subsidiaries).

Section 8.9. Mergers, Consolidations and Sales. Except with the prior written consent of the Required Lenders (which shall not be unreasonably withheld, conditioned or delayed), the Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, so long as no Default or Event of Default is then continuing, this Section shall not apply to nor operate to prevent:

(a) the sale, transfer, lease or other disposition of Property of the Borrower or any of its Subsidiaries to one another in the ordinary course of its business;

(b) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the entity surviving the merger;

(c) the sale, transfer or other disposition of any tangible personal property in the ordinary course of business;

(d) Leases of portions of any Real Property to Tenants;

(e) the sale, transfer, lease or other disposition of manufactured homes in the ordinary course of business of the Borrower or any Subsidiary;

(f) the sale or transfer of REIT Shares;

(g) any sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) that is not otherwise expressly permitted by the foregoing clauses and for net consideration that is not more than ten percent (10%) of the Total Asset Value of the Borrower (i) for the 2025 Fiscal Year, on the date of this Agreement, or (ii) for any subsequent Fiscal Year, the last day of the Fiscal Year immediately preceding such sale, transfer, lease or other disposition;

(h) any merger if it results in the simultaneous payoff in immediately available funds of the Obligations;

(i) to the extent constituting an Investment, transactions expressly permitted under Section 8.8; and

(j) any issuance, assignment, sale or transfer of Stock or other equity interests of the Borrower so long as such issuance, assignment, sale or transfer shall not cause a Change of Control to occur.

Section 8.10. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Guarantor to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Guarantor to any Person that is not a wholly-owned direct or indirect subsidiary of the Borrower; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Guarantors granted to the Administrative Agent, (b) the issuance, sale and transfer to any Person of any shares of capital stock of a Guarantor solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.9(b) above.

Section 8.11. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in Section 4043 of ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit. The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code or any of the respective regulations promulgated thereunder.

Section 8.12. Compliance with Laws. (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with all Legal Requirements applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Real Properties in compliance in all material respects with, all applicable Environmental Laws; (ii) use commercially reasonable efforts to require that each Tenant of any of the Real Properties or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Real Properties; (iv) cure any material violation of applicable Environmental Laws by it or at any of the Real Properties; (v) not allow the presence or operation at any of the Real Properties of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law (other than any private sewage treatment plant maintained at any Real Property in compliance with Environmental Laws); (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Properties except in the ordinary course of its business and in compliance with Environmental Laws; (vii) within ten (10) Business Days after receipt of written notice of the same in connection with the Borrower, any Subsidiary or any of the Real Properties, notify the Administrative Agent in writing of, and provide any reasonably requested documents with respect to, any of the following: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition which could reasonably be expected to have a Material Adverse Effect; (viii) conduct, at its expense, any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required to be performed by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Real Properties imposed by any Governmental Authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Real Properties which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Section 8.13. Compliance with Anti-Corruption Laws. (a) The Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to Borrower and shall cause each other Loan Party and each of its and their respective Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.

(b) The Borrower shall provide the Administrative Agent and the Lenders any information regarding the Borrower, each other Loan Party, and each of their respective owners, Affiliates, and Subsidiaries necessary for the Administrative Agent and each Lender to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c) The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Loan Parties, their Subsidiaries, and the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.

Section 8.14. Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.15. No Changes in Fiscal Year. The Fiscal Year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its Fiscal Year from its present basis.

Section 8.16. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Guarantor, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4.2 hereof.

Section 8.17. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if, as a result thereof, the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date, provided that nothing herein shall be deemed to prohibit or restrict the Borrower or any Subsidiary from engaging in any business which is reasonably related to the core business engaged in by it on the Closing Date.

Section 8.18. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.19. No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Guarantor to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Guarantor to: (a) pay Dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary; provided, however, that the foregoing does not apply to any limitation on transfers of property this is subject to a Permitted Lien, or (e) guarantee the Obligations, Hedging Liability, and Bank Product Obligations and/or grant Liens on its assets to the Administrative Agent.

Section 8.20. Restricted Payments. Restricted Payments shall be permitted without restriction, provided that if an Event of Default has occurred and is continuing, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments except if the Borrower or its direct or indirect parent is a REIT, so long as no Event of Default described in subsections (a), (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, distributions shall be permitted for any taxable period (or portion thereof) for which Borrower or its direct or indirect parent is a REIT and the Borrower’s income and/or the income of any of its Subsidiaries, as applicable, is includable in the income of the REIT for U.S. federal income tax purposes, in the minimum amount required for the REIT to (x) maintain its status as a REIT under the Code and (y) to avoid any entity-level income tax, including tax under Sections 857(b)(i), 857(b)(3) or 4981 of the Code or any similar provision of state or local law, but only to the extent the amounts required to be distributed by the REIT to achieve the purposes set forth in (x) and (y) above are attributable to taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Borrower and/or its Subsidiaries..

Section 8.21. Financial Covenants.

(a) Maximum Total Indebtedness to Total Asset Value Ratio. As of the Closing Date and the last day of each Fiscal Quarter, the Borrower shall not permit the ratio of (i) Total Indebtedness as of such date to (ii) Total Asset Value as of such date to be greater than (a) during any Leverage Surge Period, 0.65 to 1.00 and (b) at all other times, 0.60 to 1.00.

(b) Minimum EBITDA to Fixed Charges Ratio. As of the Closing Date and the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of (i) EBITDA for the Rolling Period then ended to (ii) Fixed Charges for such Rolling Period to be less than 1.50 to 1.00.

(c) Maximum Unsecured Leverage Ratio. As of the Closing Date and the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of (i) total Unsecured Indebtedness to (ii) Unencumbered Asset Value to be greater than (a) during any Leverage Surge Period, 0.65 to 1.00 and (b) at all other times, 0.60 to 1.00.

(d) Minimum Unsecured Interest Coverage Ratio. As of the Closing Date and the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of (i) Unencumbered Asset NOI for the Rolling Period to (ii) the actual interest expense due on all Unsecured Indebtedness for such Rolling Period to be less than 1.75 to 1.0.

(e) Maximum Secured Leverage Ratio. As of the Closing Date and the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of (i) Secured Indebtedness to (ii) Total Asset Value to be greater than 0.40 to 1.00.

(f) Minimum Unencumbered Asset Value. As of the Closing Date and the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the Unencumbered Asset Value to be less than $400,000,000.

(g) Maintenance of Net Worth. The Borrower shall, as of the Closing Date and the last day of each Fiscal Quarter of the Borrower, maintain a Tangible Net Worth of not less than the sum of (a) $670,831,296 plus (b) 75% of the aggregate net proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in connection with any offering of Stock or Stock Equivalents of the Borrower or the Subsidiaries.

(h) Minimum Occupancy Rate. The weighted average Occupancy Rate of all Unencumbered Assets shall be no less than 70% at all times.

Section 8.22. Electronic Delivery of Certain Information. (a) Documents, including financial reports to be delivered pursuant to Section 8.5 hereof, required to be delivered pursuant to this Agreement may be delivered by electronic communication and delivery, including, the Internet, including the website maintained by the SEC, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent) provided that the foregoing shall not apply to (i) notices to any Lender (or the L/C Issuer) pursuant to Section 1. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Borrower notifies the Administrative Agent of said posting by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent and provides a link thereto; provided if such notice or other communication is not sent or posted during the normal business hours of the recipient on a Business Day, said posting date and time shall be deemed to have commenced as of 9:00 a.m. New York time on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Sections 8.5(d) and 8.5(e) to the Administrative Agent. Except for the certificates required by Sections 8.5(d) and 8.5(e), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

(b) Documents required to be delivered pursuant to Section 1 may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9. Events of Default and Remedies.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of (i) all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement, including a mandatory prepayment required by Section 1.8(b)), (ii) any Reimbursement Obligation (except in any case in which a Loan has been made in the amount of the Reimbursement Obligations then due and the proceeds thereof applied to pay such Reimbursement Obligations as contemplated by Section 1.2(c)) (iii) any payment when due of any interest or (iv) any fee or other Obligation payable hereunder or under any other Loan Document, with such default in payment continuing for (A) in the case of the foregoing clauses (ii) and (iii), three (3) Business Days after receipt of written notice thereof from the Administrative Agent and (B) in the case of the foregoing clause (iv), five (5) Business Days after receipt of written notice thereof from the Administrative Agent;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.20 or 8.21 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of the Borrower and (ii) written notice thereof is given to the Borrower by the Administrative Agent; provided, however, if such a default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that the Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, provided such additional period shall not exceed sixty (60) days;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents (and the related grace and/or cure period, if any, shall have expired), or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void;

(f) default (with expiration of any grace and/or cure periods related thereto) shall occur under (x) any Indebtedness issued, assumed or guaranteed by the Borrower or any Guarantor aggregating in excess of (i) with respect to any recourse Indebtedness issued, assumed or guaranteed by the Borrower or any Guarantor, $10,000,000 in the aggregate, or (ii) respect to any other Indebtedness issued, assumed or guaranteed by the Borrower or any Guarantor, $20,000,000 in the aggregate, or a default (with expiration of any grace and/or cure periods related thereto) shall occur with respect to any Indebtedness issued, assumed or guaranteed by the Borrower or any Guarantor, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Guarantor, or against any of its respective Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days;

(h) the Borrower or any Guarantor, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Guarantor, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Guarantor, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any Guarantor shall (i) admit in writing its inability to pay, its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it within sixty (60) days, (v) take any board of director or shareholder action (including the convening of a meeting) in furtherance of any matter described in parts (i) through (iv) above, or (vi) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k) an order for relief under the United States Bankruptcy Code, as amended, shall have entered involuntarily against the Borrower or any Guarantor or a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor, or any substantial part of its Property and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(l) the Common Stock of Borrower fails to be duly listed on the New York Stock Exchange, Inc., the NYSE Amex or The NASDAQ Stock Market.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that, with respect to each Letter of Credit then outstanding, the Borrower immediately either (i) pay to the Administrative Agent the full amount then available for drawing thereunder, (ii) deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of the aggregate amount thereof or (iii) return or cause to be returned to L/C Issuer such Letter of Credit for cancellation, and the Borrower agrees to immediately take such action and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and, with respect to each Letter of Credit then outstanding, the Borrower immediately either (i) pay to the Administrative Agent the full amount then available for drawing thereunder, (ii) deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of the aggregate amount thereof or (iii) return or cause to be returned to L/C Issuer such Letter of Credit for cancellation, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b), Section 1.14, Section 9.2 or Section 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Bank Product Obligations). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts then due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.8(b) hereof, if any, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default is then continuing. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability, or Bank Product Obligations remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

(c) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 1.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 9.4 or Section 1.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 9.4(c) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 1.14 the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 9.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 9.6. Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 9 but subject to Section 9.6(b), solely for the purpose of determining whether an Event of Default has occurred with respect to the financial covenants contained in Section 8.21 (the “Financial Covenants”) as of the end of any Fiscal Quarter (such Fiscal Quarter, a “Cure Quarter”), the then-existing direct or indirect equity holders of Borrower shall have the right to make an equity investment (which equity shall be common equity), directly or indirectly in Borrower in cash after the last day of the applicable Cure Quarter and on or prior to the day that is ten (10) Business Days after the date on which a Compliance Certificate are required to be delivered pursuant to Section 8.5(e) with respect to such applicable Cure Quarter (the “Cure Expiration Date”) and concurrently use such cash to pay down the Loans in accordance with Section 1.8(b) (any such equity contribution, an “Equity Cure Contribution”, and the amount of such Equity Cure Contribution, the “Cure Amount”). All Equity Cure Contributions shall be disregarded for all purposes of this Agreement other than including the amount of such pay down of the Loans in the calculation of Indebtedness of Borrower for purposes of determining compliance with the Financial Covenants at the end of such Cure Quarter. Notwithstanding anything to the contrary contained in Section 9, (A) upon receipt of the Cure Amount by the Borrower and the concurrent use of such Cure Amount to pay down the Loans, the Financial Covenants shall be deemed satisfied and complied with as of the end of the relevant Cure Quarter with the same effect as though there had been no failure to comply with the Financial Covenants as of such Cure Quarter, and any Event of Default related to any failure to comply with the Financial Covenants shall be deemed not to have occurred for purposes of the Loan Documents and (B) upon receipt by the Administrative Agent of written notice by the Borrower of its intention to make an Equity Cure Contribution and through the Cure Expiration Date (i) the Borrower shall not be permitted to borrow Loans, extend the Stated Termination Date in accordance with Section 1.16, nor increase the Commitments in accordance with Section 1.15, in each case, unless and until the Equity Cure Contribution is made or all existing Events of Default are cured or waived by the Required Lenders or each Affected Lender, as applicable, and (ii) prior to the Cure Expiration Date, none of the Administrative Agent, the L/C Issuer, or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans solely on the basis of an Event of Default having occurred as a result of a violation of Section 8.21. The Administrative Agent, the L/C Issuer and any Lender shall have the right to immediately exercise such remedial rights as set forth in Section 9 after the Cure Expiration Date if the Equity Cure Contribution is not made on or before the Cure Expiration Date.

(b) There shall be no more than four (4) Equity Cure Contributions made during the term of this Agreement and no more than two (2) Equity Cure Contributions made during any four (4) consecutive Fiscal Quarters.

Section 10. Change in Circumstances.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any SOFR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain SOFR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain SOFR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected SOFR Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected SOFR Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Inability to Determine Rates; Effect of Benchmark Transition Event. (a) Subject to Section 10.2(b), if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately or, in the case of a SOFR Loan, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 1.11.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any interest rate swap agreement shall be deemed not to be a “Loan Document” for the purposes of this Section 10.2(b)):

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notice; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 10.2(b). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 10.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.2(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administration of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 10.3. Increased Cost and Reduced Return. (a) If any Change in Law shall:

(i) subject any Lender (or its Lending Office) or the L/C Issuer to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) with respect to its SOFR Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make SOFR Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its SOFR Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its SOFR Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make SOFR Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the basis or rate of (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b) If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

(d) The Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its SOFR Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of SOFR Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to SOFR Loans shall be made as if each Lender had actually funded and maintained each SOFR Loan through the purchase of deposits in the interbank market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to Term SOFR for such Interest Period.

Section 11. The Administrative Agent.

Section 11.1. Resignation, Appointment and Authorization of Administrative Agent. Effective as of the Closing Date, (a) Resigning Administrative Agent resigns as the Administrative Agent under the Existing Credit Agreement and (b) each Lender and the L/C Issuer hereby appoints BMO Bank N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders and L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its capacity as a Lender (if applicable).

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5(k) hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable Legal Requirements or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any Lead Arranger or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby (provided that such liabilities or expenses were asserted against the Administrative Agent in such capacity), regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a court of competent jurisdiction by final non-appealable judgment. The obligations of the Lenders under this Section 11.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent or any L/C Issuer hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer to be remitted by the Administrative Agent to or for the account of such L/C Issuer), but shall not be entitled to offset against amounts owed to the Administrative Agent or any L/C Issuer or by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall so long as no Event of Default has occurred and is continuing, be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall so long as no Event of Default has occurred and is continuing, be reasonably acceptable to the Borrower, and which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer.

Section 11.8. L/C Issuer. Effective as of the Closing Date, (a) Resigning L/C Issuer resigns as the L/C Issuer under the Existing Credit Agreement and (b) L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer. Any resignation by the Person then acting as Administrative Agent pursuant to Section 11.7 shall also constitute its resignation or the resignation of its Affiliate as L/C Issuer except as it may otherwise agree. If such Person then acting as L/C Issuer so resigns, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 1.3. Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer (other than any rights to indemnity payments or other amounts that remain owing to the retiring L/C Issuer), and (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit, and (iii) upon the request of the resigning L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

Section 11.9. Hedging Liability and Bank Product Obligations. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties.

Section 11.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof. No Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

Section 11.11. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Lead Arranger and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger, and not, for the avoidance of doubt, to or for the benefit of, the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.12. Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time the Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or any L/C Issuer, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender and each L/C Issuer irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender and each L/C Issuer that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 11.13. Release of Resigning Administrative Agent. In connection with the agency succession described in the foregoing Section 11.1, without the need for any further action, effective as of the Closing Date, (i) Administrative Agent hereby succeeds to and hereby is vested with all of the rights, powers, privileges and duties of Resigning Administrative Agent (in its capacity as Administrative Agent) under the Credit Agreement and the other Loan Documents, (ii) Resigning Administrative Agent is discharged from its duties and obligations as Administrative Agent under the Existing Credit Agreement and the other Loan Documents, (iii) all protective provisions of the Loan Documents pertaining to the Administrative Agent, including without limitation Sections 11 and 12.15 of the Existing Credit Agreement, shall continue to inure to Resigning Administrative Agent’s benefit as to any actions taken or omitted to be taken by Resigning Administrative Agent while it served as Administrative Agent under the Existing Credit Agreement and the other Loan Documents, (iv) Administrative Agent shall bear no responsibility for any actions taken or omitted to be taken by Resigning Administrative Agent while it served as Administrative Agent under the Existing Credit Agreement and the other Loan Documents prior to the effectiveness of this Amendment, including, without limitation, its continuing entitlement to the benefit of the provisions of Section 11.3 of the Credit Agreement in respect of any actions taken or omitted to be taken by it while acting as Administrative Agent, and (v) Resigning Administrative Agent shall bear no responsibility for any actions taken or omitted to be taken by Administrative Agent as Administrative Agent under the Credit Agreement and the other Loan Documents.

Section 11.14. Release of Resigning L/C Issuer. In connection with the L/C Issuer resignation described in the foregoing Section 11.8, without the need for any further action, effective as of the Closing Date, (i) L/C Issuer hereby succeeds to and hereby is vested with all of the rights, powers, privileges and duties of Resigning L/C Issuer (in its capacity as L/C Issuer) under the Credit Agreement and the other Loan Documents, (ii) there are no Letters of Credit issued pursuant to the Existing Credit Agreement prior to the date hereof that remain issued and outstanding and Resigning L/C Issuer shall not be required to issue additional Letters of Credit after the Closing Date, (iii) Resigning L/C Issuer is discharged from its duties and obligations as L/C Issuer under the Existing Credit Agreement and the other Loan Documents with respect to Letters of Credit issued on and after the Closing Date, (iv) all protective provisions of the Loan Documents pertaining to the L/C Issuer, including without limitation Sections 1.3(f) and 11.8 of the Existing Credit Agreement, shall continue to inure to Resigning L/C Issuer’s benefit as to any actions taken or omitted to be taken by Resigning L/C Issuer while it served as L/C Issuer under the Credit Agreement and the other Loan Documents, (v) L/C Issuer shall bear no responsibility for any actions taken or omitted to be taken by Resigning L/C Issuer while it served as L/C Issuer under the Credit Agreement and the other Loan Documents which occurred prior to the effectiveness of this Amendment, and (vi) Resigning L/C Issuer shall bear no responsibility for any actions taken or omitted to be taken by L/C Issuer as L/C Issuer under the Credit Agreement and the other Loan Documents which occurs after the effectiveness of this Agreement.

Section 12. Miscellaneous.

Section 12.1. Taxes.

(a) Certain Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower and Guarantors. The Borrower and Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower and Guarantor. The Borrower and Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower or any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 12.2. Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

Section 12.3. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.4. Non-Business Days. Subject to the definition of Interest Period, if any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 12.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 12.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that (i) if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). For purposes of this Section 12.7, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 12.8. Notices. (a) Notices Generally. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or facsimile number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, any Guarantor, the Administrative Agent, or L/C Issuer shall be addressed to its respective address or facsimile number set forth below:

to the Borrower or any Guarantor:	to the Administrative Agent or L/C Issuer:

UMH Properties, Inc.	BMO Bank N.A.
3499 Route 9 North, Suite 3C	151 W 42nd Street, 32nd Floor
Juniper Business Plaza	New York, New York 10036

Freehold, New Jersey 07728		Attention:	Darin Mainquist
Attention:	Anna Chew	Telephone:	347-668-1445
Telephone:	(732) 577-4033	Email:	darin.mainquist@bmo.com
Email:	achew@umh.com
Fax:	(732) 577-9980

with a copy to:	with a copy to:

Paul Hastings LLP	Riemer & Braunstein LLP
200 Park Avenue	71 S Wacker Drive, Suite 3515
New York, New York	Chicago, Illinois 60606

Freehold, New Jersey 07728		Attention:	Meghann Salamasick
Attention:	Jeffrey S. Lowenthal	Telephone:	(312) 780-1177
Telephone:	(212) 318-6063	Email:	msalamasick@riemerlaw.com
Email:	jlowenthal@stroock.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is delivered to the facsimile number specified in this Section 12.8 or in the relevant Administrative Questionnaire and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, upon receipt or first refusal of delivery or (iii) if given by any other means, when delivered at the addresses specified in this Section 12.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 1.3(f) or Section 1.6 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.9. Counterparts; Integration; Effectiveness. (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2 hereof, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or L/C Issuer unless the Administrative Agent shall have received notice from such Lender or L/C Issuer prior to the Closing Date specifying its objection thereto.

(b) Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.10. Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

Section 12.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section 12.11, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrower and each Guarantor authorizes each Lender to disclose to any participant or prospective participant under this Section 12.11 any financial or other information pertaining to each Guarantor, the Borrower or any Subsidiary, provided that such participant or prospective participant shall be subject to the provisions of Section 12.25.

Section 12.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section 12.12, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date specified in such Assignment and Acceptance) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.12(a)(i)(B) and, in addition:

(a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(c) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower, Guarantors, Affiliates or Defaulting Lenders. No such assignment shall be made to the Borrower, any Subsidiary or any other Affiliate of the Borrower, or to a Defaulting Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle, or trust for the benefit of a natural person).

(vii) Notice to Borrower. Whether or not the consent of the Borrower is required under clause (iii) above with respect to any assignment, the Administrative Agent shall give the Borrower notice of such assignment promptly following the consummation thereof.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 12.6 and 12.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender or L/C Issuer that grants a participation as described in Section 12.11 shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans made and Reimbursement Obligations and/or Commitments or other obligations under this Agreement (the “Participant Register”); provided that no Lender or L/C Issuer shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans made and Reimbursement Obligations and/or Commitments or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Obligation or Commitment is in registered form under Section 5f.103-1(c) of the Treasury Regulations or is otherwise required by this Agreement. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender or L/C Issuer shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section 12.12 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 12.13. Amendments. Subject to Section 10.2(b)(i) and (ii), any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders), and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or the L/C Issuer, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 12.13, change Section 12.7 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 1.14(a)(iii), 2.1 or 3.1, or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii) no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, extend the Termination Date, release the Borrower or any Guarantor (expect as provided for in this Agreement), change Section 1.12 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby; and

(iv) no amendment to Section 13 hereof shall be made without the consent of the Guarantors affected thereby.

Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) no amendment or waiver shall reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, (3) guarantees and related documents executed by the Borrower or any Guarantor in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee or other document to be consistent with this Agreement and the other Loan Documents, (4) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 1.16, and (5) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Section 12.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.15. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent), in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower agrees to pay to the Administrative Agent, the L/C Issuer, each Lender, and any other holder of any Obligations outstanding hereunder, all documented out-of-pocket costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable and documented out-of-pocket attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, each Lead Arranger, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of counsel for any such Indemnitee and all reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than other than (i) those which arise from the gross negligence or willful misconduct of the party claiming indemnification, as determined in a final non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of such Indemnitee’s obligations under the Loan Documents, as determined in a final non-appealable judgment of a court of competent jurisdiction or (iii) any dispute solely among Indemnitees and not involving an act or omission of the Borrower (provided that the Borrower agrees to indemnify the Administrative Agent in any such dispute between the Administrative Agent and any Lender). The Borrower, upon demand by the Administrative Agent, , the L/C Issuer, or a Lender at any time, shall reimburse the Administrative Agent, each Lead Arranger, the L/C Issuer, or such Lender for any reasonable legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent the same is due to the gross negligence or willful misconduct of the party to be indemnified, as determined in a final non-appealable judgment of a court of competent jurisdiction. To the extent permitted by applicable Legal Requirements, the Borrower and the Guarantors shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the parties under this Section 12.15 shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, loss or reasonable and documented out-of-pocket costs and expenses, including without limitation, response, remedial or removal costs and all reasonable and documented out-of-pocket fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any Hazardous Material Activity at any of the Real Properties, (ii) the violation of any Environmental Law by the Borrower or any Subsidiary or otherwise occurring on or with respect to any Real Property, (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to any Real Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee, as determined in a final non-appealable judgment of a court of competent jurisdiction. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement for a period of five (5) years, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 12.16. Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable Legal Requirements and not by way of limitation of any such rights, during the continuance of any Event of Default, with the prior written consent of the Administrative Agent, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations then due to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 12.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.18. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document or the transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 12.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or any of the other Loan Documents invalid or unenforceable.

Section 12.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable Legal Requirements to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 12.20 shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Legal Requirements), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 12.22. Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 12.23. Governing Law; Jurisdiction; Consent to Service of Process. (a) This agreement, the Notes and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.23(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 12.8. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 12.24. USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Patriot Act.

Section 12.25. Confidentiality. Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.25, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 12.25 or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors; (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or the Commitments hereunder, (j) to Gold Sheets and other similar bank trade publications (such information to consist solely of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications), or (k) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (k). For purposes of this Section 12.25, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

Section 12.26. Limitation of Recourse. There shall be full recourse to the Borrower and the Guarantors and all of their assets and properties for the Obligations and any other liability under the Loan Documents. Subject to clauses (i) and (ii) of the following sentence, in no event shall any directors, officers, employees or agents of the Borrower or any of its Subsidiaries be personally liable or obligated for the Obligations or any other liability under the Loan Documents. Nothing herein contained shall limit or be construed to (i) release any such director, officer, employee or agent from liability for his or her fraudulent actions, misappropriation of funds or willful misconduct or (ii) limit or impair the exercise of remedies with respect to the Borrower and the Guarantors under the Loan Documents. The provisions of this Section 12.26 shall survive the termination of this Agreement.

Section 12.27. Amendment and Restatement. This Agreement shall become effective on the Closing Date and shall supersede all provisions of the Existing Credit Agreement as of such date. From and after the Closing Date all references made to the Existing Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. This Agreement amends and restates the Existing Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the indebtedness, obligations and liabilities of the Borrower or the Guarantors evidenced or provided for thereunder.

Section 12.28. Equalization of Loans and Commitments. On the Closing Date, the Lenders each agree to make such purchases and sales of interests in the outstanding Loans between themselves so that each Lender is then holding its relevant Percentage of outstanding Loans. Such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.

Section 12.29. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Acceptance) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

Section 12.30. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.A. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States of a state of the United States. Without limitation of the forgoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 13. The Guarantees.

Section 13.1. The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Guarantors party hereto (including any Guarantor formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantee jointly and severally to the Administrative Agent, the L/C Issuer, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability and Bank Product Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, Hedging Liability and Bank Product Obligations, and the due and punctual payment of all other obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code, the Canadian Bankruptcy Legislation or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that with respect to any Guarantor, its Guarantee of Hedging Liability of the Borrower or any Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 13.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations, or any provision of applicable Legal Requirements purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 13.

Section 13.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 13 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Bank Product Obligations have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 13 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 13.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the obligations guaranteed hereby shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Bank Product Obligations and Hedging Liability and all other amounts payable by the Borrower hereunder and under the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Bank Product Obligations and Hedging Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 13.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice except as specifically provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 13.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 13 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 13 void or voidable under applicable Legal Requirements, including, without limitation, fraudulent conveyance law.

Section 13.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 13.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 13.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 13.10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Borrower and each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, as it relates to such Borrower or other Guarantor, voidable under applicable Legal Requirements relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 13.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 13.11. Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or any other Guarantor owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations, Hedging Liability, and Bank Product Obligations. During the continuance of any Event of Default or Default under Sections 9.1 (a), (j) or (k), subject to Section 13.4, any such indebtedness, obligation, or liability of the Borrower or any other Guarantor owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Obligations, Hedging Liability, and Bank Product Obligations and, upon the acceleration of the Indebtedness under Section 9.2 or 9.3 hereof, the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations, Hedging Liability, and Bank Product Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 13.

[Signature Pages to Follow]

This Third Amended and Restated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWER:

UMH PROPERTIES, INC., a Maryland corporation

By:	/s/ Craig Koster
Name:	Craig Koster
Title:	General Counsel

[Signature Page to Third Amended and Restated Credit Agreement (UMH Properties, Inc.)]

ADMINISTRATIVE AGENT AND L/C ISSUER:

BMO BANK N.A.

By	/s/ Darin Mainquist
Name:	Darin Mainquist
Title:	Managing Director

RESIGNING ADMINISTRATIVE AGENT, RESIGNING L/C ISSUER, AND DEPARTING LENDER:

BANK OF MONTREAL

By	/s/ Darin Mainquist
Name:	Darin Mainquist
Title:	Managing Director

LENDERS:

BMO BANK N.A., as a Lender

By	/s/ Darin Mainquist
Name:	Darin Mainquist
Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement (UMH Properties, Inc.)]

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ David Glenn
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement (UMH Properties, Inc.)]

WELLS FARGO BANK, N.A., as a Lender

By	/s/ Lauren Lema
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement (UMH Properties, Inc.)]

GUARANTORS:

OH BAYSHORE ESTATES, LLC,
GA ALBANY DUNES, LLC,
OH FRIENDLY VILLAGE, LLC,
OH MEADOWS OF PERRYSBURG, LLC,
OH PERRYSBURG ESTATES, LLC,
UMH AL DEER RUN, LLC,
UMH AL LAVISTA ESTATES, LLC,
UMH IN BROADMORE, LLC,
UMH IN HIGHLAND, LLC,
UMH IN HOLIDAY VILLAGE, LLC,
UMH IN MEADOWS, LLC,
UMH IN SUMMIT VILLAGE, LLC,
UMH MD CONOWINGO COURT, LLC,
UMH MELROSE, LLC,
UMH MI HIDDEN CREEK, LLC,
UMH NJ CEDAR GROVE, LLC,
UMH NJ MAPLEWOOD, LLC,
UMH NY LAKE ERIE, LLC,
UMH NY YOUNGSTOWN, LLC,
UMH OH EVERGREEN MANOR, LLC,
UMH OH LAKE SHERMAN VILLAGE, LLC,
UMH OH SPRINGFIELD MEADOWS, LLC,
UMH OH WORTHINGTON ARMS, LLC,
UMH PA CAMELOT WOODS, LLC,
UMH PA FOX CHAPEL VILLAGE, LLC,
UMH PA GREGORY COURTS, LLC,
UMH PA INDEPENDENCE, LLC,
UMH PA MANDELL TRAILS, LLC,
UMH PA SUNNYSIDE, LLC,
UMH PA VALLEY VIEW DANBORO, LLC, UMH PA WELLINGTON ESTATES, LLC, and UMH SC IRIS WINDS, LLC,
each a Delaware limited liability company

By:	/s/ Craig Koster
Name:	Craig Koster
Title:	General Counsel

[Signature Page to Third Amended and Restated Credit Agreement (UMH Properties, Inc.)]

UMH IN COUNTRYSIDE ESTATES, LLC,
an Indiana limited liability company

By:	/s/ Craig Koster
Name:	Craig Koster
Title:	General Counsel

UMH MEMPHIS, LLC,
a Tennessee limited liability company

By:	/s/ Craig Koster
Name:	Craig Koster
Title:	General Counsel

UMH PA CITY VIEW, LLC, and
UMH PA OAKWOOD LAKE VILLAGE, LLC, each a Pennsylvania limited liability company

By:	/s/ Craig Koster
Name:	Craig Koster
Title:	General Counsel

UNITED MOBILE HOMES OF OHIO, INC.,
an Ohio corporation

By:	/s/ Craig Koster
Name:	Craig Koster
Title:	General Counsel

[Signature Page to Third Amended and Restated Credit Agreement (UMH Properties, Inc.)]

UNITED MOBILE HOMES OF PENNSYLVANIA, INC., a Pennsylvania corporation

By:	/s/ Craig Koster
Name:	Craig Koster
Title:	General Counsel

[Signature Page to Third Amended and Restated Credit Agreement (UMH Properties, Inc.)]

Exhibit A

Notice of Payment Request

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Third Amended and Restated Credit Agreement, dated as of May 7, 2026, among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and BMO Bank N.A., as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $____________. Your Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $_______________. Your Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours,

BMO Bank N.A., as L/C Issuer

By
Name:
Title:

[Ex A - 1]

Exhibit B

Notice of Borrowing

Date:__________________, ____

To:	BMO Bank N.A., as Administrative Agent for the Lenders from time to time parties to the Third Amended and Restated Credit Agreement, dated as of May 7, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and BMO Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, UMH Properties, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is ___________, ____.

2. The aggregate amount of the proposed Borrowing is $______________.

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of $___________ of [Base Rate] [SOFR] Loans.

[5. The duration of the Interest Period for the SOFR Loans included in the Borrowing shall be ____________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as though made on and as of such date (except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

UMH Properties, Inc.

By:
Name:
Title:

[Ex B - 1]

Exhibit C

Notice of Continuation/Conversion

Date: ____________, ____

To:	BMO Bank N.A., as Administrative Agent for the Lenders from time to time parties to the Third Amended and Restated Credit Agreement, dated as of May 7, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and BMO Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, UMH Properties, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is __________, ____.

2. The aggregate amount of the Loans to be [converted] [continued] is $______________.

3. The Loans are to be [converted into] [continued as] [SOFR] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be _________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as though made on and as of such date (except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date); and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

UMH Properties, Inc.

By:
Name:
Title:

[Ex C - 1]

Exhibit D

Revolving Note

U.S. $_______________	________ __, 20__

For Value Received, the undersigned, UMH Properties, Inc., a Maryland corporation (the “Borrower”), hereby promises to pay to ____________________ (the “Lender”) or its permitted assigns on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

[This Revolving Note (this “Note”) is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of May 7, 2026, among the Borrower, the Guarantors party thereto, the Lenders parties thereto, the L/C Issuer party thereto, and BMO Bank N.A., as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.]

[This [_________] Amended and Restated Note (this “Note”) amends and restates that certain [_________] [Amended and Restated] [Note] dated [_________] made by the Borrower in favor of the Lender (the “Existing Revolving Note”) and is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of May 7, 2026, among the Borrower, the Guarantors party thereto, the Lenders parties thereto, the L/C Issuer party thereto, and BMO Bank N.A., as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.

This Note is issued in replacement and substitution for, and supersedes, the Existing Revolving Note. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.]

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

UMH Properties, Inc.

By:
Name:
Title:

[Ex D - 1]

Exhibit E

Compliance Certificate

To:	BMO Bank N.A., as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Third Amended and Restated Credit Agreement dated as of May 7, 2026, among UMH Properties, Inc., as Borrower, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1. I am the duly elected ____________ of UMH Properties, Inc.;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________, 20__.

UMH Properties, Inc.

By:
Name:
Title:

[Ex E - 1]

Schedule I

to Compliance Certificate

Compliance Calculations

for Third Amended and Restated Credit Agreement
dated as of May 7, 2026

Calculations as of _____________, _______

A.	Maximum Total Indebtedness to Total Asset Value Ratio (Section 8.21(a))

	1.	Total Indebtedness	$___________
	2.	Total Asset Value as calculated on Exhibit A hereto	___________
	3.	Ratio of Line A1 to Line A2	____:1.0
	4.	Line A3 must not exceed	[0.60][0.65][1]:1.0
	5.	The Borrower is in compliance (circle yes or no)	yes/no

B.	Minimum EBITDA to Fixed Charges Ratio (Section 8.21(b))

	1.	Net income (or loss)	$___________
	2.	Depreciation and amortization expense	___________
	3.	Interest Expense	___________
	4.	Income tax expense	___________
	5.	Extraordinary, unrealized or non-recurring losses	___________
	6.	Reasonable transaction costs and expenses incurred in connection with acquisitions	___________
	7.	Sum of Lines B2, B3, B4, B5 and B6	___________
	8.	Rent reserved for capital expenditures	___________
	9.	Extraordinary or unrealized gains	___________
	10.	Income tax benefits	___________
	11.	Sum of Lines B8, B9 and B10	___________
	12.	Line B1 plus Line B7 minus Line B11 (“EBITDA”)	___________
	13.	Interest Expense	___________
	14.	Scheduled principal amortization	___________
	15.	Line B13 plus Line B14 (“Debt Service”)	___________
	16.	Required distributions	___________
	17.	Ground Lease payments	___________
	18.	Sum of Lines B15, B16 and B17 (“Fixed Charges”)	___________
	19.	Ratio of Line B12 to Line B18	____:1.0
	20.	Line B19 shall not be less than	1.50:1.0
	21.	The Borrower is in compliance (circle yes or no)	yes/no

1 Leverage Surge Period only.

[Ex E - 2]

C.	Maximum Unsecured Leverage Ratio (Section 8.21(d))

	1.	Unsecured Indebtedness	$___________
	2.	Unencumbered Asset Value	___________
	3.	Ratio of Line C1 to Line C2	____:1.0
	4.	Line C3 shall not exceed	[0.60][0.65][2]
	5.	The Borrower is in compliance (circle yes or no)	yes/no

D.	Minimum Unsecured Interest Coverage Ratio(Section 8.21(d))

	1.	Unencumbered Asset NOI for the Rolling Period	$___________
	2.	Actual interest expenses due on Unsecured Indebtedness for the Rolling Period	___________
	3.	Ratio of Line D1 to Line D2	____:1.0
	4.	Line D3 shall not exceed	1.75:1.0
	5.	The Borrower is in compliance (circle yes or no)	yes/no

E.	Maximum Secured Leverage Ratio (Section 8.21(e))

	1.	Secured Indebtedness	$___________
	2.	Total Asset Value	___________
	3.	Ratio of Line E1 to Line E2	____:1.0
	4.	Line E3 shall not exceed	0.40:1.0
	5.	The Borrower is in compliance (circle yes or no)	yes/no

F.	Minimum Unencumbered Asset Value (Section 8.21(f))

	1.	Unencumbered Asset Value	$___________
	2.	Line F1 shall not be less than	$400,000,000
	3.	The Borrower is in compliance (circle yes or no)	yes/no

G.	Tangible Net Worth (Section 8.21(g))

	1.	Tangible Net Worth	$___________
	2.	Aggregate net proceeds of Stock and Stock Equivalent offerings since the Closing Date	___________
	3.	75% of Line G2	___________
	4.	Closing Date Tangible Net Worth ($[_________]) plus Line G3	___________
	5.	Line G1 shall not be less than Line G4
	6.	The Borrower is in compliance (circle yes or no)	yes/no

H.	Minimum Occupancy Rate (Section 8.21(h))

	1.	Weighted average Occupancy Rate of all Unencumbered Assets	________%
	2.	Line H1 shall not be less than	70%
	3.	The Borrower is in compliance (circle yes or no)	yes/no

2 Leverage Surge Period only.

[Ex E - 3]

Exhibit A to Schedule I

to Compliance Certificate

of UMH Properties, Inc.

This Exhibit A is attached to Schedule I to the Compliance Certificate of UMH Properties, Inc. dated [________], 20__ and delivered to BMO Bank N.A., as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Total Asset Value as of the last day of the Fiscal Quarter most recently ended:

[Insert Calculation]

UMH Properties, Inc.

By:
Name:
Title:

[Ex E - 4]

Exhibit B to Schedule I

to Compliance Certificate

of UMH Properties, Inc.

This Exhibit B is attached to Schedule I to the Compliance Certificate of UMH Properties, Inc. dated [_______], 20__ and delivered to BMO Bank N.A., as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Adjusted Property NOI for all Properties for the Rolling Period most recently ended:

Property	Property Income	Minus	Property Expenses	Minus	Annual Capital Expenditure Reserve	equals	Adjusted Property NOI
	$________	-	$______________	-		=	$___________
	$________	-	$______________	-		=	$___________
	$________	-	$______________	-		=	$___________
	$_______	-	$______________	-		=	$___________

Total Adjusted Property NOI for all Properties:	$_____________

UMH Properties, Inc.

By:
Name:
Title:

[Ex E - 5]

Exhibit F

Assignment and Acceptance

Dated _____________, _______

Reference is made to the Third Amended and Restated Credit Agreement dated as of May 7, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among UMH Properties, Inc., the Guarantors from time to time party thereto, the Lenders and L/C Issuer parties thereto, and BMO Bank N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

______________________________________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Percentage of any outstanding L/C Obligations.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(b) and (c) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

[Ex F - 1]

4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

[Ex F - 2]

[Assignor Lender]

By:
Name:
Title:

[Assignee Lender]

By:
Name:
Title:

Accepted and consented this

____ day of _____________

UMH Properties, Inc.

By
Name
Title

Accepted and consented to by the Administrative

Agent and L/C Issuer this ___ day of _________

BMO Bank N.A., as Administrative Agent and L/C Issuer

By
Name
Title

[Ex F - 3]

Annex I

to Assignment and Acceptance

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date.

Facility Assigned	Aggregate Commitment/Loans for All Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Revolving Credit	$	$		%

[Ex F - 4]

Exhibit G

Additional Guarantor Supplement

______________, ___

BMO Bank N.A., as Administrative Agent for the Lenders named in the Third Amended and Restated Credit Agreement dated as of May 7, 2026, among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that each of the representations and warranties set forth in Section 6 of the Credit Agreement in respect of a Guarantor are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with and perform each of the covenants and obligations set forth in, and to be bound in all respects by the terms of, the Credit Agreement that are applicable to a Guarantor, including, without limitation, the provisions of Sections 8 and 13 of the Credit Agreement that are applicable to a Guarantor, in each case, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours,

[Name of Subsidiary Guarantor]

By:
Name:
Title:

[Ex G - 1]

Exhibit H

Commitment Amount Increase Request

_______________, ____

To:	BMO Bank N.A., as Administrative Agent for the Lenders parties to the Third Amended and Restated Credit Agreement dated as of May 7, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, certain Lenders party thereto, and BMO Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, UMH Properties, Inc. (the “Borrower”) hereby refers to the Credit Agreement and requests that the Administrative Agent consent to an increase in the aggregate Commitments (the “Commitment Amount Increase”), in accordance with Section 1.15 of the Credit Agreement, to be effected by [an increase in the Commitment of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the Commitment of the [Lender] [New Lender] shall be $_____________.

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

[4. The New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in [Section 12.1] of the Credit Agreement.]*

This Agreement shall be deemed to be a contractual obligation under, and shall be governed by and construed in accordance with, the internal laws of the state of Illinois.

The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.15 of the Credit Agreement, but not in any case prior to ___________________, ____. It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.15 of the Credit Agreement shall have been paid.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

[Ex H - 1]

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

UMH Properties, Inc.

By:
Name:
Title:

[New or existing Lender Increasing Commitments]

By:
Name:
Title:

The undersigned hereby consents on this __ day of _____________, _____ to the above-requested Commitment Amount Increase.

BMO Bank N.A.,
as Administrative Agent

By
Name:
Title:

[Ex H - 2]

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of May 7, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, certain Lenders party thereto, and BMO Bank N.A., as Administrative Agent.

Pursuant to the provisions of Section 12.1(g)(iii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

[Ex I-1 - 1]

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of May 7, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, certain Lenders party thereto, and BMO Bank N.A., as Administrative Agent.

Pursuant to the provisions of Section 12.1(g)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

[Ex I-2 - 1]

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of May 7, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, certain Lenders party thereto, and BMO Bank N.A., as Administrative Agent.

Pursuant to the provisions of Section 12.1(g)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

[Ex I-3 - 1]

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of May 7, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among UMH Properties, Inc., as Borrower, the Guarantors from time to time party thereto, certain Lenders party thereto, and BMO Bank N.A., as Administrative Agent.

Pursuant to the provisions of Section 12.1(g)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

[Ex I-4 - 1]

Schedule 1

Commitments

Lender	Commitment

BMO Bank N.A.	$100,000,000.00
JPMorgan Chase Bank, N.A.	$80,000,000.00
Wells Fargo Bank, N.A.	$80,000,000.00
Total:	$260,000,000.00

[Sch. 1 - 1]

Schedule 1.1

Unencumbered Assets
as of Closing Date

Property and Location	Guarantor

Bayshore Estates	OH Bayshore Estates, LLC
Camelot Woods	UMH PA Camelot Woods, LLC
City View	UMH PA City View, LLC
Countryside Estates, IN	UMH IN Countryside Estates, LLC
Cross Keys Village	UMH Properties, Inc.
Fox Chapel Village	UMH PA Fox Chapel Village, LLC
Friendly Village	OH Friendly Village, LLC
Heather Highlands	United Mobile Homes of Pennsylvania, Inc.
Hidden Creek	UMH MI Hidden Creek, LLC
Highland	UMH IN Highland, LLC
Hillside Estates	UMH PA Independence, LLC
Independence Park	UMH PA Independence, LLC
Laurel Woods	United Mobile Homes of Pennsylvania, Inc.
Meadows	UMH IN Meadows, LLC
Meadows of Perrysburg	OH Meadows of Perrysburg, LLC
Oakwood Lake Village	UMH PA Oakwood Lake Village, LLC
Pine Ridge/Pine Manor	UMH Properties, Inc.
Pine Manor	UMH Properties, Inc.
Pine Valley Estates	United Mobile Homes of Pennsylvania, Inc.
Port Royal Village	UMH Properties, Inc.
River Valley Estates	United Mobile Homes of Ohio, Inc.
Rostraver Estates	UMH PA Independence, LLC
Sandy Valley Estates	United Mobile Homes of Ohio, Inc.
Spreading Oaks Village	United Mobile Homes of Ohio, Inc.
Springfield Meadows	UMH OH Springfield Meadows, LLC
Summit Village - IN	UMH IN Summit Village, LLC
Valley High	UMH PA Independence, LLC
Valley Stream	UMH PA Independence, LLC
Wellington Estates (2017)	UMH PA Wellington Estates, LLC
Wood Valley	United Mobile Homes of Ohio, Inc.
Youngstown Estates	UMH NY Youngstown, LLC
Albany Dunes	GA Albany Dunes, LLC
Arbor Estates (formerly Valley View - Danboro)	UMH PA Valley View Danboro, LLC
Auburn Estates	UMH Melrose, LLC
Broadmore Estates	UMH IN Broadmore, LLC
Cedar Grove	UMH NJ Cedar Grove, LLC
Conowingo	UMH MD Conowingo Court, LLC
Deer Run	UMH AL Deer Run, LLC
Duck River Estates	UMH TN Allentown, LLC
Evergreen Manor	UMH OH Evergreen Manor, LLC
Green Acres	United Mobile Homes of Pennsylvania, Inc.
Gregory Courts	UMH PA Gregory Courts, LLC
Holiday Village - IN	UMH IN Holiday Village, LLC
Iris Winds	UMH SC Iris Winds, LLC
Lake Erie	UMH NY Lake Erie, LLC
Lake Sherman Village	UMH OH Lake Sherman Village, LLC
Little Chippewa	UMH Melrose, LLC
Mandell Trails	UMH PA Mandell Trails, LLC
Maplewood Village	UMH NJ Maplewood, LLC
Maybelle Manor	UMH MD Conowingo Court, LLC
Melrose Village	UMH Melrose, LLC
Melrose West	UMH Melrose, LLC
Memphis Blues	UMH Memphis, LLC
Perrysburg Estates	OH Perrysburg Estates, LLC
Saddle Creek (La Vista Estates)	UMH AL Lavista Estates, LLC
Sunnyside	UMH PA Sunnyside, LLC
Worthington Arms	UMH OH Worthington Arms, LLC

[Sch. 1.1 - 1]

Schedule 6.2

Subsidiaries

[See Organizational Charts On Following Pages]

[Sch. 6.2]